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                                                                    Exhibit 3.8

                       SECOND AMENDED AND RESTATED BYLAWS
                                       OF
                             WISCO FARM COOPERATIVE

                                     BYLAW 1
                                      Name

      1.01 Name. The name of this cooperative shall be WISCO FARM COOPERATIVE.

                                     BYLAW 2
                                    Location

      2.01 Principal Office. The principal office shall be located at 450 North CP Avenue in Lake Mills, Jefferson County, Wisconsin, 53551. Its mailing address shall be P.O. Box 753, Lake Mills.

      2.02 Other Offices. Other offices for the transaction of business shall be located at such place as the Board of Directors may from time to time determine.

                                     BYLAW 3
                                   Membership

      3.01 Designation. There shall be two classes of members in this cooperative: Class A members and Class B members.

      3.02 Class A Members.

      a. Qualifications: Class A members may be any natural person, partnership or corporation.

      b. Requirements:

            1. Class A members must own at least fifteen (15) shares of Common Stock of this cooperative; and

            2. Class A members must comply with any and all applicable laws, and any further requirements set by the Board of Directors, including the signing of all appropriate documents.

      c. Incidents of Class A Membership.

            1. Class A members shall have the right to purchase shares of Common Stock in the cooperative, and to vote.

            2. Class A members shall be entitled to receive as patronage refunds any stock dividends which the Board of Directors, in its discretion, issues.

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            3. Class A members may transfer their capital stock to any person, partnership or corporation.

      3.03 Class B Members.

      a. Qualifications.

            1. Class B members must be a person, partnership, corporation or association of dairy farmers that produces butter, cheese or other dairy products for storage and/or shipment.

            2. Class B members must have regularly available at least 10,000,000 gross pounds annually of butter, cheese or other dairy products which are to be stored or shipped through this cooperative.

      b. Requirements.

            1. Class B members must have a valid and existing written "Member's Storage and Transportation Agreement" with this cooperative which provides for the storage and transportation of a substantial quantity of their dairy farm products.

            2. Class B members must own at least one (1) Capital Equity Certificate at $100 per certificate.

            3. Class B members must comply with any and all applicable state and federal laws, and with any further requirements set by the Board of Directors, including the signing of all appropriate documents.

      c. Incidents of Class B Membership.

            1. Class B members shall have the right to access to the storage and transportation facilities and services of this cooperative pursuant to the right to enter into a "Member's Storage and Transportation Agreement" with this cooperative.

            2. Class B members shall have the right to a physical inventory of their dairy farm products taken by the cooperative at no charge, with a maximum of two inventories per year.

            3. Class B members shall have the right to purchase Capital Equity Certificates at $100 per certificate, and shall have the right to any patronage refunds to which such certificates entitle them under the Articles and Bylaws of this cooperative.


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            4.    Class B members shall not have the right to vote.

      3.04 Class A and B Methods of Acceptance.

      a. Members are to be accepted at the sole discretion of the Board. The Board shall have the conclusive right to determine the qualifications required for membership at any time, both for the purposes of accepting a member and termination of membership.

      b. This cooperative may issue a certificate of membership to each member which shall be in such form as may be prescribed by the Board of Directors.

      c. Class B membership shall not be transferable.

      3.05 Class A and B Method of Termination. A member shall automatically cease to be a member and lose the right to vote in this cooperative when, as determined by the Board of Directors, it ceases to meet any of the above qualifications or requirements.

                                     BYLAW 4
                                    Meetings

      4.01 Regular Meetings. Regular meetings of the members, if any, shall be held on the date and at the time and place fixed by the president or the Board. At any regular meeting there shall be an election of qualified successors for directors who serve for an indefinite term. Any business appropriate for action by the members may be transacted at a regular meeting. Regular meetings may be held no more frequently than once per year.

      4.02 Notice. Not less than seven (7) nor more than thirty (30) days before each regular meeting, written notice of the time and place of the meeting shall be given to the members personally or by mail to their last known addresses as shown on the cooperative records; or a meeting may be held on written waiver of notice signed by all the members.

      4.03 Special Meetings. a. The president may call a special meeting of the cooperative upon giving notice to the members in the manner herein described for a regular meeting, except that the notice shall also specify the purpose of the special meeting. A special meeting may also be called upon written waiver of notice signed by all Class A members.

      b. Upon written demand signed by one Class A member, the president shall call a special meeting for the purpose to which the demand relates, in the manner herein described.


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      4.04 Quorum. A quorum at a regular or special meeting shall be a majority of all members. Members represented by signed vote may be counted in computing a quorum only on those questions as to which the signed vote is taken.

      4.05 Voting. Each Class A member is entitled to one and only one vote on each question. Class B Members are not entitled to vote. Voting by proxy is not allowed in the cooperative, but Class A members may submit a signed vote on a ballot which sets forth exact questions to be voted upon.

      4.06 Order of Business. The order of business at regular meetings and so far as applicable at other meetings of the members shall be substantially as follows:

      a.   Roll call or registration.
      b.   Proof of due notice of meeting or waiver of notice.
      c.   Reading and disposal of unapproved minutes.
      d.   Reports of officers and committees.
      e.   Unfinished business.
      f.   New business.
      g.   Election of directors.
      h.   Adjournment.

      4.07 Rules of Order. Meetings of the members and of the Board of Directors shall be conducted according to and governed by Roberts Rules of Order (Revised) except as otherwise provided in these Bylaws or as waived by agreement at the meeting.

      4.08 Unanimous Consent Without Meeting. Any action required or permitted by the Articles of Incorporation or Bylaws or any provision of law to be taken by the members at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all persons who are currently members of the cooperative and entitled to vote on such action.

                                     BYLAW 5
                               Board of Directors

      5.01 Number. The Board of Directors shall consist of three (3) directors.

      5.02 Term. Each director shall hold office until the member meeting next held after his election, until his successor shall have been elected and shall qualify, or until he shall resign or shall have been removed as hereinafter provided.

      5.03 Election. Class A members shall elect the directors at each regular meeting.


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      5.04 Removal. Except as may otherwise be provided by Chapter 185 of the
Wisconsin Statutes, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the Class A members entitled to vote at an election of directors.

      5.05 Vacancies. Whenever any vacancy shall occur in the Board of Directors by death, resignation, increase in the number of directors or otherwise, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, of the Board of Directors. If, after such resignation, no director remains, then the vacancy may be filled by a majority vote of the members at a special meeting called for the purpose of such election. A director so elected to fill a vacancy shall be a director until his or his successor is elected by the members, who may make such election at the next regular meeting or at any special meeting of such members called for that purpose.

      5.06 Meetings. Meetings of the Board of Directors may be held from to time at such time and place as the Board of Directors may determine. The president may call additional meetings at any time and shall be obliged to call such meetings upon demand of a majority of the directors, or upon demand of the manager.

      5.07 Notice. One day prior written notice of all directors' meetings shall be given to each director, or a meeting may be held on written waiver of notice signed by all the directors.

      5.08 Quorum and Board Actions. A majority of the directors shall be a quorum at a Board of Directors meeting, but a lesser number may adjourn to another time upon giving notice to the absent members of the time and place of the adjourned meeting. Only those acts ratified by a majority vote of the directors present at a meeting at which a quorum is present shall be an act of the Board of Directors.

      5.09 Unanimous Consent Without Meeting. Any action required or permitted by the Articles of Incorporation or Bylaws or any provision of law to be taken by the Board of Directors at a meeting or by resolution may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors then in office.

      5.10 General Powers and Duties, Management, Records, Reports. The directors shall control the affairs and business of the cooperative. They shall have installed and maintained an adequate accounting system and require proper records of all business transactions to be kept and audited, and reports to be made to the Secretary of State and other officials annually or


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otherwise as required by law. Records shall include patronage by each holder of each class of stock and capital investment of each member class by each member.

      5.11 Compensation. The Board of Directors is authorized to establish the per diem, mileage and reimbursement for all reasonable and necessary expenses as compensation for directors incurred in performing the duties of their office.

      5.12 Employees. a. The directors shall employ a manager who shall have general charge of the ordinary and usual business operations of the cooperative under and subject to general policies established by the directors. The duties of the manager shall include attendance at meetings of the Board of Directors, except that he may be excused when his salary is under review.

      b. The directors shall fix the compensation for the manager and the limits within which compensation may vary for all other employees.

      5.13 Bonds. The directors may require every officer, manager and employee to whom funds or other property of the cooperative are entrusted, or who is empowered to disburse or authorize the disbursement of its funds, or is charged with making or keeping its records, to furnish at cooperative expense a bond in such amount as the directors shall determine.

      5.14 Insurance. The directors shall provide for the adequate insurance of the property of the cooperative and property in its possessions or stored by it, and not otherwise adequately insured, and for adequate insurance covering liability to employees and the public subject to annual review.

      5.15 Corporate Seal. The Board of Directors may adopt, alter or abandon the use of the corporate seal.

                                     BYLAW 6
                                    Officers

      6.01 Election. The directors, at their annual meeting, shall elect a president and one or more vice-presidents. They shall also elect a secretary and a treasurer or secretary-treasurer. The term of each officer shall be for one
(1) year, or until his successor is elected and qualified. The directors may elect such other officers as they deem necessary.

      6.02 Procedure. Officers shall be elected by a unanimous vote of the directors.

      6.03 Removal. Officers are not subject to removal during their term of office except upon cause after hearing.


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      6.04 Duties. Each officer shall perform the duties which usually and customarily are ascribed to his office, and such as are described by law. The Board of Directors may delegate some of the duties of the secretary and the treasurer, or secretary-treasurer, to an employee or employees of the cooperative.

      6.05 Check Signing. All checks, notes, bills of exchange and other instruments calling for the payment of money which shall be issued by the cooperative shall be signed by such officers or employees as the Board of Directors may from time to time designate.

      6.06 Compensation. The Board of Directors may set the compensation for officers.

                                     BYLAW 7
                          The President and the Manager

      7.01 Other Business Forbidden. Neither the president nor the manager shall engage in business of like nature to that of the cooperative or be employed by anyone else in such a business.

      7.02 General Powers and Duties. The president and the manager shall have general charge of the ordinary and usual business operations of the cooperative, under and subject to the direction, approval and control of the directors.

      7.03 Accounts. The president shall be required to maintain his records and accounts in such manner that the condition of the business may be correctly ascertained therefrom at any time. He shall render annual and periodical statements in the form and manner prescribed by the directors. He shall carefully preserve all books, documents, correspondence and records of whatever kind pertaining to the business which may come into his possession.

      7.04 Help. The manager may employ and discharge help, subject to the general employment policies established by the Board of Directors.

      7.05 Funds. The manager shall handle and account for, in the manner and form prescribed by the president and directors, all money and other property belonging to the cooperative which shall come into his possession.

                                     BYLAW 8
                                  Net Proceeds

      8.01 Arriving at the Net Proceeds. At least once annually the directors shall determine from the total proceeds the net proceeds by making the following deductions:


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      a. All operating expenses and costs;

      b. The cost of supplies, commodities, equipment and other property or service procured or sold for patrons;

      c. The cost of services performed for patrons;

      d. All taxes and all other expenses;

      e. Reasonable and necessary reserves for depreciation, depletion and obsolescence of physical property, doubtful accounts and other valuation reserves, all of which shall be established in accordance with usual and customary accounting practices.

      The remainder of the total proceeds after the foregoing deductions are "net proceeds."

      8.02 Distribution of Net Proceeds. The net proceeds shall be distributed and paid as follows:

      a. A share of the net proceeds may be set aside for or paid to officers or employees, or both. Such amount shall, pursuant to Section 185.45(2)of the Wisconsin Statutes for all purposes except the computation of net proceeds, be deemed an expense of operation of the cooperative.

      b. Dividends may be paid on common stock as authorized by the Articles.

      c. The remainder of the net proceeds shall be distributed as follows:

            1. Any of the net proceeds may be credited to allocated or unallocated surplus reserves; or reasonable reserves for necessary purposes may be created which may be credited to member patrons in accordance with the ratio which their patronage bears to total patronage;

            2. All the remainder of the net proceeds shall be distributed to member patrons only in accordance with the ratio which their patronage bears to total patronage;

            3. Distributions to member producers of dairy farm products, or associations thereof, may be in the form of equity capital credits and certificates rather than cash.

                                     BYLAW 9
                                Capital Structure

      9.01 Capital. This cooperative shall be so operated that the current and active member patrons will furnish money for capitalizing the cooperative.


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      9.02 Evidence. The capital furnished by member patrons shall be evidenced by the certificates set forth in the Articles of Incorporation (Article IV) and by the issuance of credits in capital ledger accounts to the patron annually by written notice.

      9.03 Revolving Capital. The capital, however evidenced, may be revolved from time to time as funds are determined by the Board of Directors to be available for that purpose.

      9.04 Transfers and Retirement. a. All forms of evidence of capital ownership shall be transferable only on the books of the cooperative. Capital furnished by members shall be retired fully or on a pro rata basis only at the discretion of the Board of Directors in the same order as originally issued by years. The Board of Directors shall also have the power to, at any time, pay off and retire any form of evidence of capital ownership held by individual owners to compromise or settle a dispute, to assist in the settling of any estate in probate, or in bankruptcy or otherwise when such action appears advantageous to the cooperative.

      b. When purchasing or retiring any form of evidence of capital ownership, the cooperative, in making payment therefor, may deduct any sum owing to it by the holder.

      9.05 Conditions. Every form of certificate issued to evidence any capital ownership shall be subject to such terms and conditions, not inconsistent with the Articles of Incorporation and these Bylaws, as may be prescribed from time to time by the Board of Directors. Such terms and conditions shall appear on the certificate.

      9.06 Patron's Tax Obligation on Patronage Refunds. a. Each person who hereafter applies for and is accepted to membership in this cooperative and each member of this cooperative on the effective date of these Bylaws who continues as a member after such date shall, by such act alone, consent that the amount of any distributions with respect to his patronage occurring for fiscal years commencing after December 31, 1962, which are made in written notices of allocation (as defined in Title 26, United States Code, Section 1388) and which are received by him from the cooperative, will be taken into account by him at their stated dollar amounts in computing gross income in the manner provided in Title 26, United States Code, Section 1385(a), in the taxable year in which such written notices of allocation are received by him.

      b. This provides that each member of the cooperative who retains his or its membership after the adoption of this Bylaw or becomes a member after adoption of this Bylaw, consents that any patronage distributions with respect to his patronage occurring after a specified date, which are made in written notices of


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allocation in accordance with the Internal Revenue Code as amended by the
Revenue Act of 1962, will be included in his or its income at their stated dollar amounts.

      9.07 Losses. In the event the cooperative suffers a loss in any year, the Board of Directors shall prescribe the basis on which the capital furnished by the patrons shall be reduced on account of any such loss so that it will be borne by the patrons on a basis deemed equitable by the Board of Directors.

                                    BYLAW 10
                                   Fiscal Year

      10.01 The fiscal year of this cooperative shall end on the Saturday nearest to December 31.

                                    BYLAW 11
                               Amendment of Bylaws

      11.01 Any Bylaw may be adopted, amended or repealed by a unanimous vote at any regular member meeting, or at any special meeting where a statement of the nature of the amendment has been contained in the notice of such special meeting.

      11.02 The Board may not alter or repeal any Bylaw adopted by the members of the cooperative, but may by unanimous vote adopt additional Bylaws in harmony therewith. Any Bylaw adopted by the Board shall be reported at the next regular member meeting.

These Bylaws were amended by the voting members of the cooperative on May 17, 1989.


                             /s/ John D. Reedy
                             ------------------------------
                             John D. Reedy
                             Vice President/Finance


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